UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2004

UNITED DEFENSE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-16821 (Commission File Number)	52-2059782 (I.R.S. Employer Identification No.)

1525 Wilson Boulevard, Suite 700
Arlington, Virginia 22209
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code:
(703) 312-6100

Item 1.01. Material Definitive Agreement

     On December 10, 2004, United Defense Industries, Inc. offered to enter into indemnification agreements with the following directors and executive officers:

Elmer L. Doty
John W. Hendrix
Keith B. Howe
Alexander J. Krekich
David V. Kolovat
Dennis A. Wagner, III
Frank C. Carlucci
Peter J.Clare
William E. Conway, Jr.
C. Thomas Faulders, III
Adm. Robert J. Natter (Ret.)
Gen. J.H. Binford Peay, III (Ret.)
Thomas W. Rabaut
Francis Raborn
Gen. John M. Shalikashvilli (Ret.)

     It is anticipated that these individuals will counter execute the agreements presented to them and those agreements will become effective as of December 10, 2004. A copy of the Indemnification Agreement is filed herewith as Exhibit 10.1. The agreement provides that United Defense will indemnify the counterparty thereto to the fullest extent permitted by the Delaware General Corporation Law for all costs, judgments, penalties, fines, liabilities, settlement amounts and expenses arising from proceedings that such director or officer is made a party to or threatened to be made a party to due to his service as a director, officer, employee or agent of United Defense or any other entity at the request of United Defense. The agreement sets out the instances in which a party shall not be entitled to indemnification, including:

•	if expressly prohibited by Delaware law or the by-laws of United Defense

•	to the extent payment has already been made through insurance or other indemnification arrangements

•	for short-swing profits recapture under Section 16 of the Exchange Act or for an accounting of profits made from a transaction prohibited by Section 306(a) of the Sarbanes-Oxley Act

•	for proceedings brought by the indemnitee against United Defense (other than those to enforce the agreement)

•	for proceedings brought by Untied Defense against the indemnitee at the direction of the board of directors.

     The agreement also provides for the procedures to be followed to recover costs and expenses; have expenses advanced; receive partial indemnification; and enforce the indemnitee’s rights to indemnification in the event it is denied. The agreement will remain in effect during the director’s or officer’s term of directorship with or employment by United Defense and thereafter with respect to any claim that may be brought relating to such period of service.

Item 9.01. Financial Statements and Exhibits.

     Financial Statements of Business Acquired.

     Not applicable.

     Pro Forma Financial Information.

     Not applicable.

     Exhibits.

The following exhibit is furnished with this report pursuant to Item 5.03:

Exhibit No.	Description
10.1	Indemnification Agreement dated December 10, 2004 between United Defense Industries, Inc. and various directors and executive officers

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED DEFENSE INDUSTRIES, INC.
Date: December 15, 2004	BY: /s/ David V. Kolovat David V. Kolovat Vice President, General Counsel and Secretary

3